EXHIBIT 99.1

CONTINENTAL AIRLINES [LOGO]

Diane Dayhoff

Staff Vice President Finance

1600 Smith Street, HSQII

Houston, Texas 77002

January 18, 2001

Dear Investor:

Continental reported its 6th consecutive profitable year and 23rd consecutive profitable quarter. For the fourth quarter Continental reported pre-tax earnings of $65 million and net income of $38 million (excluding a pre-tax gain of $9 million from the sale of our investment in America West). This resulted in diluted earnings per share of $0.61, a 45% increase over fourth quarter 1999. Attachment A shows Continental's EPS calculation for the quarter.

At the end of the fourth quarter, Continental had 371 jet aircraft (excluding regional jets) in service, a net increase of 4 aircraft since September 30, 2000. The net increase includes the addition of two B767-400s, three B767-200s, and five B737-800s. During the quarter, Continental retired six DC-10-30 aircraft. Our five-year flexible fleet plan is attached (Attachment B). The top chart reflects the number of aircraft commitments less planned retirements. The second chart reduces the fleet by planned retirements and other potential lease expirations.

We have updated guidance on selected operating and financial statistics as follows:

Estimate Estimate

Operating Statistics 1st Qtr 2001 vs. 1st Qtr 2000 2001 vs. 2000

CASM 4.0 - 4.5% 0 - 1.0%

CASM Holding Fuel Price Constant 3.5 - 4.0% 2.0 - 2.5%

Fuel Price 86 - 88 cents 80 - 85 cents

Fuel Gallons Consumed (1.0)% 3.0%

Financial 2001 Estimate

Aircraft Rent $900 Million

Net Interest Income/(Expense) $174 Million

Dividends on Preferred Stock of Trust $10 Million

(net of tax)

ASMs 2001 (Year-over-Year Percentage Change)

1Q01E 2Q01E 3Q01E 4Q01E FY01E

Domestic 4% 6% 7% 5% 5%

Latin America 1% 2% 0% 5% 2%

Europe (6)% 0% (5)% 4% (2)%

Pacific 6% 34% 32% 26% 24%

System 2% 7% 6% 7% 5%

EPS Estimated Share Count - First Quarter 2001 (Millions)

Share count used for calculating basic and diluted earnings per share at different income levels for first quarter 2001 is as follows:

Quarterly Number of Shares Diluted

Earnings Level Basic Diluted Interest Addback

Over $28.1 55 61 $2.1

Between $0 - $28.1 55 57 --

Below $0 55 55 --

Please note that this chart is based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

As previously announced, we expect to repurchase 6.7 million Class A shares from Northwest Airlines and to recapitalize all remaining Class A shares into 1.32 shares of Class B on January 22, 2001. After the close of this transaction the company will have $87 million remaining in its stock repurchase program.

We anticipate commencing our share repurchase program at the beginning of the second quarter. We estimate share count for diluted EPS calculation to be approximately 1.5 million shares less per quarter after the first quarter. For the full year 2001 we are estimating an average diluted share count of approximately 59 million.

If you should have any questions, please do not hesitate to call.

Sincerely,

Diane Dayhoff

CONTINENTAL AIRLINES, INC.

Attachment A

CALCULATION OF BASIC AND DILUTED EARNINGS PER SHARE

FOR THE QUARTER ENDED 12-31-00

EXCLUDING AMERICA WEST GAIN

	BASIC		DILUTED
	# of		# of		Exercise
	Shares O/S		Shares O/S		Price		Proceeds
	(1)		(1)
Stock options	0		6,550,579		various $'s		257,982,513	(2)

Assumed proceeds used to repurchase shares			(5,432,950)				(257,982,513)

Weighted average # Class A & B shares
O/S during quarter	58,236,461		58,236,461
$250 Convert Pref Notes @6.00%	0		2,355,072
Potentially Dilutive Shares (NW Repurch) @$48 (11/15-12/31)	0		1,449,027
Contingently Issuable Shares (Recapitalization)	684,522		684,522
Total Adjusted Shares	58,920,983	(A)	63,842,749	(C)

Net income applicable to Common Shares	$ 37,847,000						$ 37,847,000

Net Interest Add Back for TIDES	$ -						$ 1,172,943
Adjusted Net Income	$ 37,847,000	(B)					$ 39,019,943	(B)

Earnings per share (B) / (A)	$0.64					(B) / (C)	$0.61

(1) weighted average # of shares outstanding during period
(2) weighted proceeds which includes additional proceeds due to tax benefit

Attachment B

Continental Airlines Flexible Fleet Plan

Committed Fleet

Includes Continental, Continental Micronesia and Continental Express Regional Jets

December 31, 2000

Firm Commitments Less Planned Retirements
	Total @	Net Inductions and Exits					Total @
	YE 2000	2001E	2002E	2003E	2004E	2005E	YE 2005E
777-200ER	16	-	2	-	-	-	18
DC10-30	17	(8)	(4)	(5)	-	-	-
767-400ER	4	2	10	4	2	2	24
767-200ER	3	7	-	-	-	-	10
757-300	-	2	6	7	-	-	15
757-200	41	-	-	-	-	-	41
737-900	-	10	5	-	-	-	15
737-800	58	14	13	-	-	-	85
MD-80	65	-	-	-	-	-	65
737-700	36	-	-	-	-	-	36
737-300	65	-	-	-	-	-	65
737-500	66	-	-	-	-	-	66
Total CAL & CMI Fleet	371	27	32	6	2	2	440

ERJ-145XR	-	-	6	31	36	2	75
ERJ-145	78	29	33	9	-	-	149
ERJ-135	18	12	12	8	-	-	50
Total Regional Jet Fleet	96	41	51	48	36	2	274

Total Jet Fleet	467	68	83	54	38	4	714

Firm Commitments Less Planned Retirements and Other Lease Expirations
	Total @	Net Inductions and Exits					Total @
	YE 2000	2001E	2002E	2003E	2004E	2005E	YE 2005E
777-200ER	16	-	2	-	-	-	18
DC10-30	17	(8)	(4)	(5)	-	-	-
767-400ER	4	2	10	4	2	2	24
767-200ER	3	7	-	-	-	-	10
757-300	-	2	6	7	-	-	15
757-200	41	-	-	-	-	-	41
737-900	-	10	5	-	-	-	15
737-800	58	14	13	-	-	-	85
MD-80	65	(5)	(15)	(6)	(3)	(9)	27
737-700	36	-	-	-	-	-	36
737-300	65	(1)	(6)	(15)	(12)	-	31
737-500	66	-	(1)	(2)	-	-	63
Total CAL & CMI Fleet	371	21	10	(17)	(13)	(7)	365

ERJ-145XR	-	-	6	31	36	2	75
ERJ-145	78	29	33	9	-	-	149
ERJ-135	18	12	12	8	-	-	50
Total Regional Jet Fleet	96	41	51	48	36	2	274

Total Jet Fleet	467	62	61	31	23	(5)	639